Exhibit 99.1

Team, Inc. Included in New Russell Microcap Index

    ALVIN, Texas--(BUSINESS WIRE)--June 28, 2005--Team, Inc., (AMEX:TMI) today announced that the company has been included in the new Russell Microcap(TM) Index when the Russell Investment Group reconstituted its family of U.S. indexes on June 24. Russell recently posted a preliminary membership list at www.russell.com/US/Indexes.
    The Russell Microcap Index is comprised of the smallest 1,000 securities in the small-cap Russell 2000(R) Index plus the next smallest 1,000 companies, based on a ranking of all U.S. equities by market capitalization. This new index offers managers and other investors a comprehensive, unbiased barometer to compare their performance against the genuine microcap marketplace of stocks.
    "We are very proud of the growth that Team has experienced over the past several years, which has allowed us to be included in the new Russell Microcap(TM) Index. We look forward to our continued growth trend and inclusion in other Russell indexes along the way," said Phil Hawk, Chairman and CEO.
    Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. More than $2.5 trillion in assets are currently benchmarked to Russell indexes. Investment managers who oversee these funds purchase shares of member stocks according to that company's weighting in the particular index.
    Companies slated for the Russell Microcap were ranked as of May 31, 2005, by total market capitalization and weighted based on free-float adjustment, an integral aspect of Russell index methodology. Free-float adjustment means stocks are weighted by their available market capitalization, which is calculated by multiplying the primary closing price by the available shares.
    Team, Inc. is a professional, full-service provider of specialty industrial services. Team's current industrial service offering encompasses on-stream leak repair, hot tapping, fugitive emissions monitoring, field machining, technical bolting, field valve repair, NDE inspection and field heat treating. All these services are required in maintaining high temperature, high pressure piping systems and vessels utilized extensively in the refining, petrochemical, power, pipeline, and other heavy industries. Team's inspection services also serve the aerospace and automotive industries. Headquartered in Alvin, Texas, the Company operates in over 50 customer service locations throughout the United States. The Company also serves the international market through both its own international subsidiaries as well as through licensed arrangements in 14 countries. Team, Inc. common stock is traded on the American Stock Exchange under the ticker symbol "TMI."
    Russell, a global leader in multi-manager investment services, provides investment products and services in more than 39 countries. Russell manages more than $135 billion in assets and advises clients worldwide representing $2.3 trillion. Founded in 1936, Russell is a subsidiary of Northwestern Mutual and is headquartered in Tacoma, Washington, with additional offices in New York, Toronto, London, Paris, Singapore, Sydney, Auckland and Tokyo.
    Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs based on current information known to the Company and is subject to factors that could result in actual results differing materially from those anticipated in the forward-looking statements contained herein. Such factors include domestic and international economic activity, interest rates, and market conditions for the Company's customers, regulatory changes and legal proceedings, and the Company's successful implementation of its internal operating plans. Accordingly, there can be no assurance that the forward-looking statements contained herein will occur or that objectives will be achieved.

    CONTACT: Team, Inc., Alvin
             Philip J. Hawk or Ted W. Owen, 281-331-6154